Digital Power Corporation Reports Financial Results for the Fourth Quarter and for the Year Ended December 31, 2010

FREMONT, Calif., March 3, 2011–Digital Power Corporation (NYSE Amex: DPW - News) today announced its financial results for the fourth quarter and for the year ended December 31, 2010.

Digital Power Corporation reported net income of $213,000 for the fourth quarter of 2010, compared to a net income of $6,000 for the fourth quarter of 2009. Operating income was $165,000 for the fourth quarter of 2010, compared to an operating income of $6,000 for the same quarter in 2009. The company reported revenue of $3,072,000 for the fourth quarter of 2010, an increase of 26% over revenue of $2,435,000 in the comparable quarter of 2009.

Digital Power Corporation revenue for the year ended December 31, 2010 was $10,396,000, an increase of 20% from revenue of $8,659,000 for the year ended December 31, 2009. Net income for the year ended December 31, 2010 was $487,000, an increase of $635,000 over the loss of $148,000 for the year ended December 31, 2009. The gross margin in 2010 was 35%, similar to the gross margin reported for 2009.

Commenting on the results, Amos Kohn, president and CEO of Digital Power Corporation, stated, “We are very pleased with our fourth quarter and yearly performance. During the quarter and the year ended December 31, 2010, we generated revenue from the sale of a fully customized product solution for the medical and telecom markets as part of our strategy to transition away from a dependence on standard, commodity products. In addition, during these periods, we successfully delivered products based on our advanced off-the-shelf product line for commercial applications and ruggedized version for numerous military projects".

Mr. Kohn adds: "we continued to expand our presence in the market as we were awarded several projects to provide high-grade power solutions to industry leaders, released to production feature-rich custom design products, and began providing power rectifier systems to international naval fleets. We will continue to focus on solution-driven applications for our major vertical markets: telecom, industrial, medical and military. We also will continue to expand our capabilities and accelerate our development and release of even more advanced power products. And we plan to further strengthen our sales force to support our growth strategy.”

About Digital Power:

Headquartered in Fremont, Calif., Digital Power Corporation (NYSE/Amex: DPW) designs, manufactures and sells high-grade customized and off-the-shelf power system solutions. Its products are used in the most demanding telecom, industrial, medical and military applications where customers demand high density, high efficiency and ruggedized power solutions.

Contact: Assi Itshayek, 510-657-2635 Assi@digipwr.com.

Address: 41324 Christy Street, Fremont, California, 94538-3158; Website: www.digipwr.com.

Forward Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue and earnings results for 2010 and the expected results of modifications to the Company’s strategy.  The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.

In particular, the following factors, among others, could cause actual results to differ materially from those described in the “forward looking statements”: (a) the possibility of net losses in the future; (b) the potential ineffectiveness of the Company’s strategic focus on power supply solution competencies; (c) the current instability in the global economy; (d) the inability of the Company to realize the benefits of the reduction in its cost structures due to changes in its markets or other factors, and the risk that the reduction in costs may limit the Company’s ability to compete; (e) the possible failure of the Company’s custom product development efforts to result in products that meet customers’ needs or such customers’ failure to accept such new products; (f) the ability of the Company to attract, retain and motivate key personnel; (g) dependence on a few major customers; (h) dependence on the electronic equipment industry; (i) reliance on third party subcontract manufacturers to manufacture certain aspects of the products sold by the Company; (j) reduced profitability as a result of increased competition, price erosion and product obsolescence within the industry; (k) the ability of the Company to establish, maintain and expand its OEM relationships and other distribution channels; (l) the inability of the Company to procure necessary key components for its products, or the purchase of excess or  the wrong inventory; (m) variations in operating results from quarter to quarter; (n) dependence on international sales and the impact of certain governmental regulatory restrictions on such international sales and operations; and other risk factors included in the Company’s most recent filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K.  All filings are also available on the Company’s website at www.digipwr.com.

Digital Power Corporation

Financial Data
(In thousands except for per share data)

	Three months Ended December 31,		Year Ended December 31,
Statement of Operations Data:	2010	2009	2010	2009

Revenues	$3,072	$2,435	$10,396	$8,659
Operating income (loss)	165	6	495	(102)
Net income (loss)	213	6	487	(148)

Basic net earnings (loss)
per share:			$0.073	$(0.022)
Diluted net earnings (loss)
per share:			$0.071	$(0.022)

	As of December 31,
Balance Sheet Data:	2010	2009

Working capital	$3,582	$3,487
Total assets	7,178	6,144
Total Liabilities	2,852	2,385
Shareholders' equity	4,326	3,759